Exhibit 99.1

[ECB BANCORP, INC. LOGO APPEARS HERE]

PRESS RELEASE

October 16, 2003

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-3131 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP, INC. REPORTS A 25% INCREASE

IN 2003 NINE MONTHS NET INCOME

ENGELHARD, NORTH CAROLINA – ECB Bancorp, Inc. (NASDAQ: ECBE) (“ECB” or the “Company”) today announced its results for the three and nine months ended September 30, 2003.

Three and Nine Months 2003 Highlights

•	Net income rose 25.09% year-over-year to $3,056,000, or $1.50 per diluted share, in the first nine months of 2003, generating an annualized ROAA of 1.01% and an annualized ROAE of 13.57%. For the 2003 third quarter, net income rose 1.27% year-over-year to $1,039,000, or $.51 per diluted share, generating an annualized ROAA of .99% and an annualized ROAE of 13.80%.

•	Net interest income rose 11.06% to $11,388,000 in the first nine months of 2003 from the year ago period. For the 2003 third quarter, net interest income rose 6.47% from the 2002 third quarter.

•	Consolidated assets increased 12.68% to $419,490,000 at September 30, 2003 from $372,286,000 at September 30, 2002.

•	Loans increased 26.12% to $268,855,000 at September 30, 2003 from $213,175,000 at September 30, 2002.

•	Deposits increased 15.52% to $328,657,000 at September 30, 2003 from $284,511,000 at September 30, 2002.

•	Non-interest income rose 27.08% to $4,218,000 in the first nine months. For the 2003 third quarter, non-interest income rose 24.21% to $1,494,000 from the 2002 third quarter.

Net income for the nine months ended September 30, 2003 was $3,056,000, which represents a 25.09% increase over net income of $2,443,000 for the nine months ended September 30, 2002. Earnings per share (diluted) were $1.50 for the nine-month period ended September 30, 2003, a 27.12% increase compared to $1.18 for the nine months ended September 30, 2002.

For the three months ended September 30, 2003, ECB reported net income of $1,039,000, an increase of 1.27% over net income of $1,026,000 for the quarter ended September 30, 2002. Earnings per share (diluted) were $.51 for the quarter ended September 30, 2003, a 2.00% increase over $.50 for the quarter ended September 30, 2002.

Arthur H. Keeney, III, President and Chief Executive Officer, stated: “We are pleased to report that ECB completed another strong quarter. Our performance in the third quarter and first nine months of 2003 underscores the continued successful implementation of our core strategies: grow the loan portfolio while maintaining high asset quality, grow core deposits, increase non-interest income, control expenses, and make strategic investments in new communities which will result in increased shareholder value.

“Demand remained strong for our loan products and we saw an increase in our loan portfolio of 26.12% to $268,855,000 at September 30, 2003 compared to September 30, 2002. As we continued to increase our loan portfolio, we adhered to the Bank’s strict underwriting standards and prudently increased our loan loss reserves during the quarter to maintain a level above our peer group.

“We continued to attract deposits, which increased 15.52% to $328,657,000, at September 30, 2003 compared to September 30, 2002. This increase in deposits, combined with our strong capital position, allowed us to increase our consolidated assets 12.68% to $419,490,000, while maintaining strong asset quality.

“During the 2003 third quarter, our net interest margin continued under pressure in the challenging interest rate environment that all banks have operating in over the past few years. We have been able to offset the effect of reduced loan yields by the continued growth in our loan portfolio and increases in fee-based, non-interest income.

“We are pleased to report that non-interest income for the nine months ended September 30, 2003 increased 27.08% to $4,218,000 over the same nine month period in 2002. As the community bank for eastern North Carolina, we believe that the strength of ECB’s approach lies in our ability to bring the personal touch of ECB’s community banking to our customers and communities by offering products and services that meet their banking needs. For example, our fee-based products and services, which include an overdraft privilege for customers’ checking accounts, and a wide variety of mortgage options, insurance and investment products, are gaining increased acceptance with our customers and in our markets.

“ECB continues to make strategic investments in its future growth. Our newest branch in Williamston, which is now fully staffed in comparison to the small loan production office that it replaced, opened in May to a warm reception from the community. Additionally, we broke ground on the construction of two new branches in Morehead City and Wilmington which are scheduled for completion in early 2004 and which will replace the existing loan production offices. We were also pleased with the opening in May of our new 10,000 square foot Operations and Credit Administration Center in Engelhard.

“Because of our recent and anticipated growth, ECB needs room to expand at our headquarters in Engelhard, North Carolina. In September, our Board of Directors approved the design of a new corporate headquarters and branch in Engelhard, North Carolina to replace the existing facility. In accordance with GAAP, we have already begun expensing the existing facility’s book value, which will be fully expensed by the end of the year.

“In September, despite the damage left in the wake of Hurricane Isabel, we continued to provide banking services to our customers throughout North Carolina’s Outer Banks and other communities affected by the storm, once again living up to our heritage of being ‘The Bank That Didn’t Close’ which originated during the Great Depression. Our branches suffered minimal water damage, which was covered by insurance, and all were open on Monday following Thursday’s visit by Isabel. Cleaning up after Hurricane Isabel is going to be a major task for many of the residents in our communities and ECB will be there to help.”

Headquartered in Engelhard, NC, The East Carolina Bank is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including new Loan Production Offices in Morehead City and Wilmington, mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The NASDAQ SmallCap Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgement of ECB and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of ECB’s customers, weather and similar conditions, particularly the effect of hurricanes on the Company’s banking, loan production and operations facilities and on its customers and communities in which the Company does business, actions of government regulators, the level of market interest rates, and general economic conditions.

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